EXHIBIT 99.1

DIGITAS INC. NAMES BRIAN ROBERTS TO CHIEF FINANCIAL OFFICER POST

Replaces Jeff Cote Who Leaves April 1 to Pursue External Opportunity

BOSTON—January 27, 2005—Digitas Inc. today announced the appointment of Brian Roberts, currently the company’s Chief Accounting Officer, as Chief Financial Officer. Roberts replaces Jeff Cote, who has resigned, effective April 1, to become Chief Operating Officer at Ropes & Gray, a national law firm headquartered in Boston. The company plans to consider both internal and external candidates to fill the Chief Administrative Officer portion of Cote’s responsibilities.

Roberts, a longtime Cote protégé and Cote’s deputy since his recruitment, joined Digitas in 2001. As Chief Accounting Officer, he has overseen all accounting and finance functions globally at Digitas Inc. His responsibilities have included financial planning and analysis, cash management, client finance, reporting, SEC compliance, taxes, insurance, and general accounting. Before assuming this role in 2003, Roberts was senior vice president and controller at Digitas.

Prior to joining Digitas in 2001, he was vice president of finance at Idiom Technologies, Inc., a software and services provider. Previously, he was U.S. controller for the Monitor Group, a management consulting firm, and prior to that he was in the audit division of Ernst & Young LLP, a public accounting firm. He holds a B.S, magna cum laude, in accounting and finance from Boston College. He is a Certified Public Accountant in Massachusetts.

David Kenny, Chairman and Chief Executive Officer, said, “Brian has prepared for this role since joining Digitas four years ago. His leadership in financial planning and management has helped us refine process, procedure and reporting so that they are world class in the face of Sarbanes-Oxley. More recently, his financial leadership of our Modem Media integration stands us in good stead with that investment. I am thrilled for him personally and look forward to his partnership.”

Kenny added, “Jeff has been an important partner to me. He’s helped drive significant improvements throughout our business—helping strengthen our balance sheet and growing cash flow. He has recruited a team whose leaders clearly can fill his shoes. His support of our disciplined growth is his legacy at Digitas.

Cote said, “I will miss Digitas a great deal and the decision to leave was very difficult. I have found my time working with the Digitas leadership team very rewarding—implementing our many improvements, world-class financial discipline and preparing the company for growth. Specifically within finance, we have organized around strong leaders, most especially Brian. We’ve also organized around increased functionality that underscores the highly-disciplined processes and procedures required of the Sarbanes-Oxley era. For me, however, the prospect of a new and challenging operating role within a different professional services firm is simply too great to pass up.”